Exhibit 1

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT, dated as of February 3, 2026 (this “Agreement”), is entered into by and among Mobileye Global Inc., a Delaware corporation (the “Corporation”), and the undersigned Person(s) (each, a “Share Recipient”).

WHEREAS, the Corporation and Mobileye Vision Technologies Ltd., a company organized under the laws of the State of Israel, entered into that certain Share Purchase Agreement dated as of January 5, 2026 (the “Share Purchase Agreement”) with Mentee Robotics Ltd., a company organized under the laws of the State of Israel (“Mentee”), the Company Shareholders listed on Exhibit A to the Share Purchase Agreement, and Shareholder Representative Services LLC (the “Representative”), solely in its capacity as the exclusive representative of the Company Shareholders;

WHEREAS, subject to the terms and conditions of the Share Purchase Agreement, upon consummation of the transactions contemplated thereby, each Share Recipient is entitled to receive a number of shares of Class A common stock of the Corporation, $0.01 par value per share (the “Common Stock”) to be determined pursuant to the Share Purchase Agreement (the “Consideration Shares”); and

WHEREAS, as an inducement to the Corporation’s and Mentee’s willingness to enter into the Share Purchase Agreement, each Share Recipient has agreed to be subject to certain restrictions with respect to the Transfer (as defined below) of that number of shares of Common Stock received by such Share Recipient pursuant to the Share Purchase Agreement that constitutes ten percent (10%) of the Consideration Shares which are defined as the “Locked-Up Shares” under the Share Purchase Agreement (together with any other shares of stock or other equity securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares of Common Stock or otherwise in connection with a combination of shares of Common Stock, recapitalization, merger, consolidation or other corporate reorganization), the “Lock-Up Consideration Shares”) on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual conditions and agreement set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Share Purchase Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

“Beneficial Ownership” by a Person of any securities means that such Person is a beneficial owner of such securities in accordance with Rule 13d-3 adopted by the SEC under the Securities Exchange Act of 1934.

“Permitted Transferee” shall mean, with respect to any Share Recipient, any Person acquiring Lock-Up Consideration Shares that are Beneficially Owned by such Share Recipient in each case that becomes a party to this Agreement by executing a joinder agreement agreeing to be bound by the terms hereof to the same extent that such Share Recipient was so bound in one of the following transactions:

(1)            a Transfer to an Affiliate of such Share Recipient; or

(2)            a Transfer (i) as a bona fide gift or charitable contribution or for bona fide estate planning purposes, (ii) upon death or by will, other testamentary document or intestate succession, (iii) to an immediate family member of such Share Recipient or to any trust for the direct or indirect benefit of such Share Recipient or the immediate family of such Share Recipient (for purposes of this agreement, “immediate family” shall mean any spouse or domestic partner and relationship by blood, current or former marriage or adoption, not more remote than first cousin), or (iv) that occurs by operation of law in connection with a divorce settlement, divorce decree, separation agreement or other order of a court or regulatory agency

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity.

“Transfer” shall mean any direct or indirect transfer of all or any portion of a security or any interest or rights in a security; provided, however, that no transfer of Lock-Up Consideration Shares by any Share Recipient in order to comply with such Share Recipient’s indemnification obligations under the Share Purchase Agreement shall be deemed a Transfer of Lock-Up Consideration Shares for purposes of this Agreement; provided, further, that nothing herein shall restrict any Share Recipient from (i) entering into, establishing, maintaining or otherwise engaging in any hedging or other similar transaction or arrangement (including swaps, collars, put/call positions, forward or other derivative transactions) with respect to the Consideration Shares, (ii) pledging Consideration Shares as collateral to secure any obligations under, or in connection with, any such bona fide hedging transaction, or in a margin or similar account or (iii) taking any action to establish any of the foregoing, in each case so long as settlement of any such transaction, position or pledge does not require the sale or transfer of any Consideration Shares during the Lock-Up Period, and the Corporation agrees to reasonably cooperate with any reasonable requests from the counterparty to any hedge or similar transaction or arrangement.

2.              Transfer Restrictions. Except with the prior written consent of the Corporation (which it may withhold in its sole discretion), beginning on the Closing Date and during the period of one hundred and eighty (180) days thereafter (the “Lock-Up Period”), no Share Recipient may Transfer any Lock-Up Consideration Shares that it Beneficially Owns to any Person, other than to a Permitted Transferee.

3.              Exceptions. Notwithstanding any restrictions in the foregoing Section 2, each Share Recipient shall be permitted to tender any Lock-Up Consideration Shares it Beneficially Owns pursuant to a bona fide third-party public tender offer made to all holders of shares of Common Stock so long as a majority of the directors then serving on the Board of Directors of the Corporation has recommended to the holders of shares of Common Stock that they accept such tender offer and tender their shares of Common Stock in such tender offer; provided that if such tender offer is not completed, any Lock-Up Consideration Shares subject to this Agreement shall remain subject to the restrictions contained in this Agreement.

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4.              Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally by hand, (b) two (2) Business Days after mailing, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) five (5) Business Days after deposit in the United States or Israeli mail, registered or certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by electronic mail with confirmation of receipt on a Business Day and during normal business hours of the recipient, and otherwise on the first Business Day in the place of recipient following delivery:

(a)	If to the Corporation:

Mobileye Global Inc.

1 Shlomo (Momo) Halevi St.

Jerusalem, Israel

Tel: +972-2-541-7333

Attn: Liz Cohen-Yerushalmi; Jesse Infeld

Email: liz.cohenyerushalmi@mobileye.com; jesse.infeld@mobileye.com with a copy (which shall not constitute notice) to:

Erdinast, Ben Nathan, Toledano & Co.

Museum Tower, 4 Berkowitz St.

Tel Aviv 6423806, Israel

Attention: Doni Toledano, Nitzan Aberbach

Email: donit@ebnlaw.co.il; nitzana@ebnlaw.co.il

(b)	If to the Share Recipient, to the address set forth on such Share Recipient’s signature page hereto.

5.	Miscellaneous.

(a)            Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

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(b)            Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any party or parties hereto effected in a manner which does not comply with this Section 6(b) shall be null and void.

(c)            Waiver. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

(d)            Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).

(e)            Entire Agreement. This Agreement is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in the Share Purchase Agreement, and this Agreement supersedes any prior understandings, agreements or representations and warranties by or among the parties, written or oral, to the extent that they related in any way to the subject matter hereof.

(f)             Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Share Recipient in whole or in part without the prior written consent of the Corporation, and any attempt to make any such assignment without such consent shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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(g)            Governing Law and Arbitration. This Agreement, and any claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, by or before any governmental authority (an “Action”) arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, shall be governed by and construed exclusively under the laws of the State of Israel, excluding any choice or conflicts of laws provisions or rules that would cause the application of any laws of any other jurisdiction. Any and all disputes, disagreements, differences or claims, whether contractual or non-contractual, arising from or in connection with this Agreement or the transactions contemplated hereby shall be finally and exclusively resolved by arbitration administered by the ICC in accordance with Section 11.9 of the Share Purchase Agreement.

(h)            Remedies. Each Share Recipient acknowledges and agrees that the Corporation would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached by such Share Recipient. Therefore, notwithstanding anything to the contrary set forth in this Agreement, the Corporation shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any Share Recipient, and each Share Recipient agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the Corporation has an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Corporation may elect to pursue.

(i)             Non-Recourse to Related Parties. No Person who is not a party to this Agreement, including any Related Party of the parties to this Agreement and their respective Related Parties (in each case, other than the parties to this Agreement themselves), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach.

(j)             Termination. This Agreement will automatically terminate, without any notice or other action by any Person, if the Share Purchase Agreement is terminated prior to the Closing Date in accordance with the terms of the Share Purchase Agreement. Upon termination of this Agreement, no party hereto shall have any obligations or liabilities under this Agreement.

[Remainder of page left intentionally blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

MOBILEYE GLOBAL INC.

By:	/s/ Safroadu Yeboah-Amankwah
	Name:	Safroadu Yeboah-Amankwah
	Title:	Chair of the Board of Directors

By:	/s/ Nimrod Nehushtan
	Name:	Nimrod Nehushtan
	Title:	EVP Business Development and Strategy

[Signature Page to Lock-Up Agreement]

SHARE RECIPIENT(S):

Prof. Amnon Shashua

By:	/s/ Prof. Amnon Shashua
	Name:	Prof. Amnon Shashua
	Title:	Director

Address for Notices (including email):

Tavor 26, Mevaseret Zion, Israel

With a copy (which shall not constitute notice) to:

Shibolet & Co.
Tou Towers, 4 Yitzhak Sadeh St.
Tel Aviv 6777504, Israel
Tel: +972-3-307-5000
Attention: Limor Peled, Tom Small
Email: l.peled@shibolet.com, t.small@shibolet.com

[Signature Page to Lock-Up Agreement]